Exhibit 99.1

CreXus Investment Corp. Reports GAAP EPS for the 1st Quarter 2011 of $0.23 as Compared to $0.10 for the 1st Quarter 2010

NEW YORK--(BUSINESS WIRE)--May 3, 2011--CreXus Investment Corp. (NYSE: CXS), today reported GAAP net income for the quarter ended March 31, 2011, of $4.6 million or $0.23 per average share as compared to GAAP net income of $1.8 million or $0.10 per average share for the quarter ended March 31, 2010 and GAAP net income of $4.5 million or $0.25 per average share for the quarter ended December 31, 2010.

The Company declared common stock dividends for the quarter ended March 31, 2011, of $0.23 per share as compared to a dividend of $0.07 the quarter ended March 31, 2010 and $0.22 per share for the quarter ended December 31, 2010. The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, non-taxable unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the first quarter based on the March 31, 2011 closing price of $11.42 was 8.06%.

On March 28, 2011 the Company entered into an agreement pursuant to which it sold 50 million shares of its common stock for net proceeds including expenses of approximately $539.4 million. Concurrently, it sold 5 million shares of its common stock to Annaly Capital Management, Inc., the parent company of the Company’s investment manager, at the same price per share as the public offering, for net proceeds of approximately $57.5 million. As previously disclosed, the proceeds of these sales were used to purchase a portfolio of commercial real estate assets from Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance, Inc. in early April 2011.

The settlement date of the follow-on offerings was April 1, 2011. The proceeds are recorded as a receivable in "receivable from related party, follow-on offering" and "receivable from follow-on offering" and expenses associated with the follow-on offerings are recorded as "accounts payable and other liabilities." All ratios using average equity calculations for the quarter ended March 31, 2011 are calculated using the equity balance excluding the follow-on offerings proceeds.

On a GAAP basis the Company provided an annualized return on average equity of 6.80% for the quarter ended March 31, 2011, as compared to 2.85% for the quarter ended March 31, 2010 and 6.60% for the quarter ended December 31, 2010.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the quarter’s results. “Our recent equity offerings and the related acquisition of the performing commercial loan portfolio from Barclays has been transformative and consistent with our objective of building a portfolio designed to create attractive risk-adjusted returns for our shareholders. We look forward to reporting on our investment results in the quarters ahead.”

At March 31, 2011, the weighted average yield on interest earning assets was 6.47% and the weighted average cost of funds on secured financing agreements was 3.60%. At March 31, 2010, the weighted average yield on interest earning assets was 6.71% and the weighted average cost of funds on secured financing agreements was 3.60%. At December 31, 2010, the weighted average yield on interest earning assets was 7.75% and the weighted average cost of funds on secured financing agreements was 3.60%. Leverage at March 31, 2011, was 0.2:1 including the capital raised in the offerings and was 0.6:1 excluding the capital raised in the offerings. Leverage was 0.7:1 at March 31, 2010 and 0.6:1 at December 31, 2010.

The following table summarizes investment portfolio information for the Company:

	Quarter ended March 31, 2011	Quarter ended March 31, 2010	Quarter ended December 31, 2010
	(dollars in thousands)
Investment portfolio at period-end	$ 623,570	$ 282,809	$ 412,981
Interest bearing liabilities at period-end	172,470	173,960	172,837
Leverage at period-end (Debt:Equity) (1)	0.2:1	0.7:1	0.6:1
Fixed-rate investments as percentage of portfolio	96%	100%	94%
Adjustable-rate investments as percentage of portfolio	4%	-	6%
Fixed-rate investments
Agency mortgage-backed securities as percentage of fixed-rate assets	34%	-	-
Commercial mortgage-backed securities as percentage of fixed-rate assets	36%	76%	55%
Commercial mortgage loans as percentage of fixed-rate assets	26%	24%	40%
Commercial preferred equity as percentage of fixed-rate assets	4%	-	5%
Adjustable-rate investments
Commercial mortgage loans as percentage of adjustable-rate assets	100%	-	100%
Weighted average yield on interest earning assets at period-end	6.47%	6.71%	7.75%
Weighted average cost of funds at period-end	3.60%	3.60%	3.60%

(1) March 31, 2011 includes the capital raised in the follow-on offering.

The following table summarizes characteristics for each asset class:

	Quarter ended			Quarter ended			Quarter ended
	March 31, 2011			March 31, 2010			December 31, 2010
	CMBS	Loans	Agency	CMBS	Loans	Agency	CMBS	Loans	Agency
Weighted average cost basis	$101.4	$96.1	$104.8	$101.4	$100.0	-	$101.4	$96.1	-
Weighted average fair value	$106.6	$96.3	$104.8	$101.7	$100.0	-	$106.3	$96.2	-
Weighted average coupon	5.37%	9.10%	4.78%	5.36%	11.80%	-	5.37%	9.10%	-
Fixed-rate percentage of asset class	100%	87%	100%	100%	100%	-	100%	87%	-
Adjustable-rate percentage of asset class	-	13%	-	-	-	-	-	13%	-
Weighted average yield on assets at period-end	5.06%	10.46%	3.87%	5.09%	11.80%	-	5.12%	10.40%	-
Weighted average cost of funds at period-end	3.60%	-	-	3.60%	-	-	3.60%	-	-

At March 31, 2011, March 31, 2010 and December 31, 2010, the Company’s CMBS portfolio was composed of AAA-rated securities and its commercial mortgage loan portfolio had no loans 60 days or more delinquent. During the quarter ending March 31, 2011, the Company recorded a $127,000 general loan loss provision as compared to loan loss provisions of $15,000 and $127,000 for the quarters ending March 31, 2010 and December 31, 2010, respectively.

The weighted average cost basis of the CMBS was 101.4 as of March 31, 2011, March 31, 2010 and December 31, 2010. The net amortization of premiums and accretion of discounts on CMBS for the quarter ending March 31, 2011 was $43,000 compared to $37,000 for the quarter ending March 31, 2010 and $32,000 for the quarter ending December 31, 2010. The total net premium remaining unamortized at March 31, 2011 was $2.8 million as compared to a total net premium remaining unamortized of $2.9 million and $2.8 million at March 31, 2010 and December 31, 2010, respectively.

General and administrative expenses, including the management fee, as a percentage of average total equity were 1.73%, 1.70% and 1.69% for the quarters ending March 31, 2011, March 31, 2010, December 31, 2010, respectively. At March 31, 2011, the Company had a common stock book value per share of $11.84 (including the effect of the follow-on offerings) as compared to $14.21 and $14.79 at March 31, 2010 and December 31, 2010, respectively.

CreXus is a specialty finance company that acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial and residential real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 76,620,112 shares of common stock outstanding.

The Company will hold the first quarter 2011 earnings conference call on Wednesday, May 4, 2011, at 12:00 p.m. EST. The number to call is 1-877-317-6789 for domestic calls, 1-412-317-6789 for international calls and 1-866-605-3852 for Canadian calls. There is no pass code, please reference CreXus Investment Corp first quarter earnings. The replay number is 1-877-344-7529 for domestic calls and 1-412-317-0088 for international calls and the pass code is 450679. The replay will be available at 1:00 p.m. EST for 48 hours after the earnings call. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs, including the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Assets:	(unaudited)	(1)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$30,579	$31,019	$53,475	$151,840	$150,612
Commercial mortgage-backed securities, at fair value	224,427	224,112	228,509	219,522	215,526
Agency mortgage-backed securities, at fair value	210,434	-	-	-	-
Commercial mortgage loans, mezzanine loans and preferred equity, net of allowance for loan losses ($369, $242, $115, $52 and $17)	188,709	188,869	166,006	67,237	67,283
Accrued interest receivable	3,310	2,774	2,385	2,046	1,600
Receivable from related party, follow-on offering	57,500	-	-	-	-
Receivable from follow-on offering	543,375	-	-	-	-
Other assets	558	1,661	829	406	550
Total assets	$1,258,892	$448,435	$451,204	$441,051	$435,571

Liabilities:
Secured financing agreements	$172,470	$172,837	$173,060	$173,508	$173,960
Accrued interest payable	311	290	273	460	201
Accounts payable for investment purchases	210,809	-	-	-	-
Accounts payable and other liabilities	4,653	2,637	2,780	2,432	2,355
Dividends payable	4,168	3,986	3,080	2,174	1,268
Investment management fees payable to affiliate	680	650	356	321	317
Total liabilities	393,091	180,400	179,549	178,895	178,101

Stockholders' Equity:

Common stock, par value $0.01 per share, 1,000,000,000 authorized, 73,120,112, 18,120,112, 18,120,112, 18,120,112, and 18,120,112 shares issued and outstanding	731	181	181	181	181
Additional paid-in-capital	853,196	257,014	257,006	257,006	257,006
Accumulated other comprehensive income	11,116	10,475	14,568	5,204	734
Accumulated earnings (deficit)	758	365	(100)	(235)	(451)
Total stockholders' equity	865,801	268,035	271,655	262,156	257,470
Total liabilities and stockholders' equity	$1,258,892	$448,435	$451,204	$441,051	$435,571

(1) Derived from the audited consolidated statement of financial condition at December 31, 2010.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in thousands, except share and per share data)

	For the Quarter ended March 31, 2011 (unaudited)	For the Quarter ended December 31, 2010 (1)	For the Quarter ended September 30, 2010 (unaudited)	For the Quarter ended June 30, 2010 (unaudited)	For the Quarter ended March 31, 2010 (unaudited)

Net interest income:
Interest income	$7,381	$7,289	$5,708	$4,837	$2,898
Interest expense	1,532	1,569	1,569	1,557	584
Net interest income	5,849	5,720	4,139	3,280	2,314

Realized gains on sales of investments	-	-	-	-	623

Other expenses:
Provision for loan losses	127	127	63	35	15
Management fee	680	650	356	321	317
General and administrative expenses	480	492	505	531	777
Total other expenses	1,287	1,269	924	887	1,109

Net income before income tax	4,562	4,451	3,215	2,393	1,828
Income tax	1	-	-	1	-
Net income	$4,561	$4,451	$3,215	$2,392	$1,828

Net income per share-basic and diluted	$0.23	$0.25	$0.18	$0.13	$0.10
Weighted average number of shares outstanding- basic and diluted	19,953,445	18,120,112	18,120,112	18,120,112	18,120,112

Comprehensive income:
Net income	$4,561	$4,451	$3,215	$2,392	$1,828
Other comprehensive income:
Unrealized gain (loss) on securities available-for-sale	641	(4,093)	9,364	4,471	1,729
Reclassification adjustment for realized gains included in net income	-	-	-	-	(623)
Total other comprehensive income (loss)	641	(4,093)	9,364	4,471	1,106
Comprehensive income	$5,202	$358	$12,579	$6,863	$2,934

(1) Derived from the audited consolidated statement of operations and comprehensive income as of December 31, 2010.

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com